UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 5, 2007

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)
Republic of Panama

(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660

(Commission File Number)	(IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama

(Address of Principal Executive Offices)	(Zip Code)
+507-213-0947

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
On June 5, 2007, Willbros Group, Inc. (the “Company”) announced that, on the same date, one of its subsidiaries had entered into a Share Purchase Agreement (the “Agreement”) providing for the subsidiary’s purchase of all of the share capital (the “Shares”) of Midwest Management (1987) Limited (“Midwest”), a Canadian pipeline and facilities construction company which owns two wholly-owned subsidiaries, Midwest Pipelines Rental Inc. and Midwest General Contractors Ltd. Pursuant to the Agreement by and between Willbros Acquisition Canada Limited as purchaser (“WACL”), and AMEC Inc. and AMEC Americas Limited as sellers (together, “AMEC”), WACL will purchase the Shares from AMEC for total consideration of Canadian $22,000,000 (approximately U.S.$20,800,000), including working capital of Canadian $3,500,000 (approximately U.S.$3,300,000), subject to certain post-closing adjustments as provided in the Agreement. The Company has agreed to guarantee the performance by WACL of its obligations under the Agreement. Closing of this transaction, which is subject to regulatory approval under the Competition Act (Canada) and other typical closing conditions, is expected to take place in the late second quarter or early third quarter of 2007.
The Agreement contains customary representations, warranties, covenants and indemnification provisions which terminate at varying times unless the indemnified party has, before the expiration of the right to indemnification, asserted a claim for indemnification to the indemnifying party.
Midwest, together with its wholly-owned subsidiaries, offers a complete range of services, including cross country pipeline construction, rehabilitation and maintenance, water crossings installation and replacement, and facilities fabrication.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: June 8, 2007	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President, Chief Financial Officer and Treasurer